EXHIBIT 10.13

PROMISSORY NOTE

Principal Amount: $28,000	June 30, 2018
Las Vegas, Nevada

FOR VALUE RECEIVED, Millennium BlockChain Inc., a Nevada corporation (referred to herein as “Debtor”), hereby irrevocably promises and agrees to pay to the order of NANCY ANN PELLONE, a Florida resident (“Creditor”), at such place as designated in writing by the Holder (as defined below) hereof, in lawful money of the United States of America, the principal sum of Twenty-Eight_Thousand Dollars ($28,000), together with interest thereon and other fees in connection therewith, all in accordance with the terms and conditions set forth below.

1. Interest shall accrue on the outstanding principal amount hereunder at 12% per annum, with principal payable, and such interest accruing and principal payable, in monthly payments as detailed below for monthly auto-payment amounts to the Creditor’s Grow Financial Credit Union and the first of each month beginning November 1, 2018.

The bank of preference for the Creditor is Financial Fed. Cr. Union (TAMPA, FL): Routing # 263182914, Checking account # 0001520865326, - Nancy Ann Pellone) The Promissory Note’s monthly principal payment over twenty-four months is $1,167 and the 12% interest to be paid $140.00 for a Total Monthly auto-payment of $1,307 directly deposited into the Creditor’s Grow Financial Federal Credit Union checking account, until the debit has been paid in full on or before June 1, 2010.

Both parties agree to these monthly auto-payments to Grow Financial Federal Credit Union and terms. Or, the Borrower has the Option “Pay Off” the Creditor/Holder (i.e., Nancy Pellone) in “Full”, earlier.

BR 6-30-2018 Brandon Romanek, initial and date

NP 6-30-2018 Nancy Pellone, initial and date

2. Creditor may sell, assign, transfer, pledge or hypothecate this Note and any or all of its rights and remedies hereunder at any time, with or without notice to Debtor, to any person or entity. Creditor and its successors and assigns under this Note are sometimes referred to herein as the “Holder.”

3. Any payment hereunder shall be delivered directly into the Creditor’s/Holder’s Grow Financial Federal Credit Union checking account (auto-payments due on the 1st of each month, until paid in full) and, shall be made in U.S. Dollars in immediately available funds, as detailed in section 1, above.

BR 6-30-2018 Brandon Romanek, initial and date

NP 6-30-2018 Nancy Pellone, initial and date

4. Debtor may prepay any amount due hereunder, in whole or in part, at any time without penalty or premium for such early payment.

5. If (a) any payment or delivery required by this Note is not made when due hereunder, or any obligation or covenant undertaken by Debtor hereunder is not performed or observed as and when required hereby, (b) Debtor defaults in the performance of any obligation evidenced by this Note, (c) any representation or warranty made by Debtor in this Note or any other instrument, agreement or document delivered by Debtor or any other party for Debtor’s benefit in connection herewith proves to have been materially false or inaccurate when made, (d) any event of default occurs under any instrument securing the obligations evidenced by this Note, or (e) Debtor files an assignment for the benefit of creditors or for relief under any provisions of the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership to be filed and not vacated within 30 days, then the Holder may at its sole option consider the entire unpaid principal balance and accrued but unpaid interest hereunder at once become due and payable without notice (time being the essence hereof). The exercise or failure to exercise such remedy shall not constitute a waiver of the right to exercise such remedy or preclude the exercise of any other remedy in the event of any subsequent default, event or circumstance that gives rise to such right of acceleration.

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6. In the event Debtor fails to make a payment under this Note on the due date therefore or otherwise defaults in any obligation under this Note, all amounts owing and past due hereunder, including without limitation principal (whether by acceleration or in due course), interest, late fees and other charges, shall, if permitted by applicable law, bear interest at the rate of eighteen (18%) per annum both before and after judgment.

7. In the event that any payment under this Note is not made at the time and in the manner required (whether before or after the Maturity Date), Debtor agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which may be incurred by Holder in connection with the enforcement of any of its rights under this Note, including, but not limited to, attorneys’ fees and all costs and expenses of collection.

8. All amounts paid by Debtor in respect of amounts due hereunder shall be applied by Holder in the following order of priority: (a) amounts due and payable, if any, pursuant to Paragraph 8 above, (b) interest due and payable hereunder, and (c) the outstanding principal balance hereof.

9. Debtor, on behalf of itself and all sureties, guarantors, and endorsers hereof, if any, hereby waives presentment for payment, demand, and notice of dishonor and nonpayment of this Note, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof, with or without substitution.

10. The failure of Holder in any one or more instances to insist upon strict performance of any of the terms and provisions of this Note, or to exercise any option conferred herein shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms, provisions or options on any future occasion.

11. This Note is delivered in the State of Nevada and shall be governed by and construed in accordance with the laws of said State, without giving effect to any conflict of law’s provisions. This Note shall bind the successors and assigns of Debtor and shall inure to benefit of the successors and assigns of Creditor.

12. This Note constitutes the entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersedes and replaces any prior understanding or agreement, oral or written, relating to such subject matters.

IN WITNESS WHEREOF, Debtor has executed this Note on or as of the day and year first above written.

Millennium BlockChain Inc.

/s/ Brandon Romanek
Brandon Romanek
Chief Executive Officer

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